Exhibit 10.32

March 31, 2005

Kevin S. Royal

Dear Kevin:

I am pleased to extend to you an offer to join Blue Coat Systems, Inc. as Chief Financial Officer (CFO), reporting to Brian NeSmith, President and Chief Executive Officer (CEO).

We have structured an offer package for you that consists of four (4) primary components. They are as follows:

•	An annual base salary of $300,000 paid according to standard company payroll policies.

•	Participation in the executive/management bonus plan available generally to other members of the executive/management team as may be authorized and approved by the Company’s Board of Directors.

•	An option to purchase 75,000 shares of the Company’s Common Stock reserved under the Company’s option plan will be requested for approval by the Company’s Board of Directors. The exercise price per share will be equal to the fair market value per share on the date the option is granted. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. This grant is subject to approval by the Company’s Board of Directors and execution of the appropriate stock option agreement.

•	Eligibility for all standard benefits according to the Company’s U.S. benefits plan. Information on benefits will be supplied to you as soon as possible.

March 31, 2005

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

In accordance with the requirements of the Immigration reform and Control Act of 1986, you will be required to provide verification of your identity and your legal right to work in the United States. This offer is contingent upon your ability to provide us with such documentation.

You will be required to complete an application form and a reference and background check authorization form. Your offer of employment is contingent upon your execution of the application form and satisfactory completion of the reference and background check.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and CEO.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company. These documents may not be amended or modified except by an express written agreement signed by you and the Company’s President and CEO. The terms of this offer and the resolution of any disputes will be governed by California law.

This offer stands until the end of business on Friday, April 8, 2005 and your signature below acknowledges your acceptance of these terms.

Best Regards,

/s/ Brian NeSmith	/s/ Kevin S. Royal	4/8/05
Brian NeSmith	Kevin S. Royal	Date
President & CEO
Blue Coat Systems, Inc.	My start date will be